Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated November 1, 2024

to

Prospectus dated April 12, 2024

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 12, 2024 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 31 of the Prospectus before you decide to invest in shares of our common stock.

The purpose of this Supplement is to disclose a change in our management.

Management

Effective October 28, 2024, our board of directors appointed Edward T. Gallivan, Jr. to serve as our chief financial officer. Mr. Gallivan replaces Christopher Condelles who had served in such role since June 2023. Mr. Condelles remains employed at FS Investments and will continue to serve in other positions with FS Investments and its affiliates, including FS Investments’ Chief Strategy and Corporate Development Officer.

The following disclosure is added to, and all references to Mr. Condelles are removed from, the section of the Prospectus entitled “Management—Board of Directors and Executive Officers—Directors and Executive Officers” and all other similar disclosure in the Prospectus.

NAME	AGE*	POSITION HELD
Edward T. Gallivan, Jr.	62	Chief Financial Officer

*	As of November 1, 2024.

Edward T. Gallivan, Jr. has served as our chief financial officer since October 28, 2024. Mr. Gallivan previously served as our chief financial officer from June 2018 to June 2023. Mr. Gallivan has also served as the chief financial officer of certain of the other funds sponsored by FS Investments. Prior to joining FS Investments, Mr. Gallivan was director of mutual fund financial reporting at BlackRock and was the mutual funds assistant treasurer at State Street Research & Management Company. Mr. Gallivan began his career at the global accounting firm, PricewaterhouseCoopers LLP, where he practiced as a certified public accountant. Mr. Gallivan received his B.S. in Business Administration (Accounting) degree at Stonehill College.